Exhibit 10.24

SUPERVISORY AGREEMENT

This Supervisory Agreement (“Agreement”) is made as of January 15, 2009 (the Effective Date), by and between TierOne Bank, Lincoln, Nebraska (Bank) (OTS Docket No. 03309), a federally chartered savings bank, and the Office of Thrift Supervision (OTS), a federal banking regulatory agency within the United States Department of the Treasury, acting through its Midwest Regional Director or his designee (Regional Director).

WHEREAS, OTS is the primary federal regulator of the Bank pursuant to the Home Owners’ Loan Act, 12 USC §§ 1461 et seq., and is the Bank’s appropriate Federal banking agency for purposes of the Federal Deposit Insurance Act, 12 USC §§ 1811 et seq.; and

WHEREAS, based on the findings set out in the Report of Examination pertaining to OTS’s  examination of the Bank commenced on June 2, 2008 (ROE), OTS is of the opinion that the Bank violated regulations and engaged in acts and practices that are considered to be unsafe and unsound; and

WHEREAS, OTS is of the opinion that grounds exist for the initiation of administrative proceedings against the Bank pursuant to 12 USC §§ 1464(d) and 1818(b); and

WHEREAS, OTS is of the view that it is appropriate to take measures intended to ensure that the Bank will comply with applicable laws and regulations and engage in safe and sound practices; and

WHEREAS, the Bank, acting through its Board of Directors (Board), without admitting or denying that such grounds exist except those as to jurisdiction, which are admitted, wishes to cooperate with OTS and to evidence the intent to (i) comply with applicable laws and regulations and (ii) engage in safe and sound practices.

NOW THEREFORE, in consideration of the above premises and the mutual undertakings set forth herein, the parties hereto agree as follows:

1.  Compliance with Laws and Regulations.

The Bank, through its directors, officers, employees, and agents, shall comply with the following regulations:

A.	12 CFR § 560.160(a)(1) (classify assets in accordance with regulatory requirements);

B.	12 CFR § 560.160(b) (establish adequate allowances for loan and lease losses (ALLL));

C.	12 CFR § 560.170(a) (establish and maintain adequate loan documentation to allow the Bank to appropriately assess lending risks and make informed lending decisions);

D.
12 CFR § 560.170(b) (establish and maintain loan documentation to allow the Bank to identify all sources of repayment and to assess the ability of the borrower(s) and any guarantor(s) to repay the indebtedness in a timely manner);

E.	12 CFR § 560.170(d) (properly administer and monitor the Bank’s loans);

F.	12 CFR § 560.170(e) (obtain adequate loan documentation in light of the size and complexity of some of the Bank’s loans);

G.
12 CFR § 562.1(b)(2) and § 562.2(b) (follow regulatory requirements regarding the reporting of classified assets, allowance for loan and lease losses (ALLL), and specific valuation allowances (SVAs) on its thrift financial reports (TFRs);

H.	12 CFR § 564.4(a) and (c) (conform appraisals to generally accepted appraisal standards and analyze and report appropriate deductions and discounts);

I.	12 CFR § 564.8 (management’s review of appraisals to ensure that appraisers follow the required procedures);

J.	12 CFR § 229.10(c)(1)(i), § 229.13(b), and § 229.13(e)(1) (proper deposit hold requirements);

K.	12 CFR § 226.18(n) and (o) ( disclosure form requirements);

L.	24 CFR § 3500.8(b) ( HUD-1 disclosure form requirements);

M.	Appendix to 12 CFR § 560.101 (adequately monitor loans with high loan-to value ratios); and

N.
Interagency Guidelines Establishing Standards for Safety and Soundness, Appendix A to 12 CFR Part 570 (conform to the safety and soundness guidelines with respect to (i) operational and managerial standards (Section II.A), (ii) loan documentation (Section II.C), (iii) credit underwriting (Section II.D), (iv) asset quality (Section II.G), and (v) compensation programs that could lead to material financial loss (Sections II.I and III).

2.   Capital.

A.	Effective immediately, the Bank shall continue to maintain a core capital ratio of 8.50 percent and a risk-based capital ratio of 11.00 percent.

B.
Within 45 calendar days of the end of each calendar quarter, beginning with the quarter ending December 31, 2008, the Board shall review a report (Capital Report), which shall reflect the Bank’s regulatory capital for the immediately preceding quarter end, from the Bank’s management that:

(i)	sets forth the Bank’s capital ratios;

(ii)	addresses the steps that the Bank will take to maintain the capital requirements set forth in Paragraph 2A hereof; and

(iii)
summarizes its other capital raising activities including, but not limited to, requests for capital infusions from its holding company, TierOne Corporation, Lincoln, Nebraska (Holding Company); contacts with investment bankers and parties undertaking due diligence; contacts with third parties regarding the purchase of debt and equity securities;  the receipt of offers to engage in a merger with, or acquisition of, the Bank; the execution of letters of intent, a merger agreement, or an investment agreement by the Bank or the Holding Company; or the termination of negotiations with parties considering a merger of the Bank, the acquisition of the Bank, the purchase of subordinated debt, or the acquisition of five (5) percent or more of common or preferred stock of  the Holding Company.

C.
The Board’s review of the matters required by this Paragraph shall be fully detailed in the Board meeting minutes.  Within 15 calendar days after the Board meeting, the Bank shall submit a copy of management’s Capital Report to OTS.

  3.  Strategic Plan.

A.
By January 31, 2009, the Bank shall  submit to OTS the 2009-2011 Corporate Strategic Plan (Strategic Plan) adopted by the Board for OTS’s review and a written notice of non-objection.  The Strategic Plan shall specifically address the Bank’s operations with or without the Bank’s participation in any federal government program for which the Bank is specifically eligible.

B.
The Board shall review the Strategic Plan at least semi-annually and make appropriate amendments. At least 30 days prior to the implementation of an amendment to the Strategic Plan or the adoption of a revised Strategic Plan, the Board shall submit the revised or amended Strategic Plan, including the pro forma financial statements and supporting assumptions, to OTS for a notice of prior written non-objection, unless OTS waives such time period.

C.	The Board shall direct management to implement the Strategic Plan, including any amendment thereto, after receiving a written notice of non-objection from OTS.

D.
By January 31, 2009, the Board shall approve and submit to OTS pro forma financial statements for calendar years 2009 through 2011 that: (i) reflect the implementation of the Strategic Plan; (ii) set forth quarterly projections, utilizing TFR reporting categories and line items; (iii) set forth balance sheet composition, operating projections, and core and risk-based capital ratios; and (iv) are based on realistic and well-supported assumptions.  The submission to OTS shall also include a detailed description of all assumptions used to prepare the pro forma statements, including, but not limited to: (i) the assumed interest rate scenarios; (ii) assumptions used for non-interest income and non-interest expense; (iii) assumptions for forecasting loan losses or charge-offs and the disposition of problem assets; (iv) assumptions used for loan origination rates, taking into consideration current national and regional economic conditions; (v) assumptions used to determine the appropriate portfolio mix, including the consideration of credit, liquidity, interest rate, operational, reputation, and compliance risks; (vi) assumptions for the start-up costs, volumes, and expected returns on any new branches or new products or services; and (vii) assumptions used to measure the Bank’s liquidity position, including, but not limited to, the solicitation of deposits in accordance with 12 CFR § 337.6(a)(5)(iii), and  its borrowing capacities at, and collateral requirements of the Federal Home Loan Bank and the Federal Reserve Bank.

E.
Within 60 days of the end of each calendar quarter, beginning with the quarter ending March 31, 2009, management shall prepare and submit to the Board, with a copy to OTS, quarterly variance reports on the Bank’s compliance with the Strategic Plan and the Bank’s operating results in comparison with its pro forma financial statements.  Such variance reports shall: (i) compare actual operating results with projected results; (ii) compare actual balance sheet composition with projections; (iii) discuss any changes required in the Bank’s business strategy due to a change in market conditions or other factors; and (iv) include detailed explanations of any material deviations from the Strategic Plan or the pro forma financial statements and the corrective actions or measures implemented, proposed, or under consideration to correct any material deviation. The Board, on at least a quarterly basis, shall also review and address the external and internal risks that may affect the Bank’s ability to implement the Strategic Plan.  This review shall include, but not be limited to, adverse scenarios relating to asset or liability mixes, interest rates, staffing levels and expertise, operating expenses, marketing costs, and economic conditions in the markets where the Bank is operating.

F.
A deviation shall be considered material under this Paragraph 3 when the Bank engages in (i) any material activity, business line, or operation that is inconsistent with the Strategic Plan or (ii) any new activity, business line, or operation that is inconsistent with the Strategic Plan and the corresponding pro forma financial statements.  A deviation also shall be considered material if the Bank (i) exceeds the level of any activity or growth contemplated in the pro forma financial statements by more than 10 percent, or (ii) falls below or fails to meet targets established in the pro forma financial statements by more than 10 percent.

G.
Notwithstanding the foregoing, none of the following deviations shall be deemed to be material: (i) a change of 10 percent or less in any balance sheet category or (ii) a change of 10 percent or less in any income statement category.  For purposes of this Paragraph, a balance sheet category is defined as cash, investments, 1-4 family permanent mortgage loans, consumer loans, nonhomogeneous loans, mortgage-backed securities, other investment securities,  fixed assets, retail deposits, wholesale deposits, advances from the Federal Home Loan Bank, other borrowed money, other liabilities, and equity capital.  For purposes of this Paragraph, an income statement category is defined as interest income, interest expense, noninterest income, noninterest expense, and extraordinary items.  In addition, a change of 20 percent or less in net income or 20 percent or less in the amount of real estate owned shall not be deemed to be material for purposes of Paragraph 3 hereof.

H.	The Board’s review of the Strategic Plan, pro forma financial statements, and related variance reports shall be fully documented in the Board minutes.

4.  Brokered Deposits Restriction.

A.
The Bank shall not accept brokered deposits, including deposits covered by 12 CFR § 337.6(a)(5) except in compliance with 12 CFR § 337.6(b)(2), unless a waiver is granted by the Federal Deposit Insurance Corporation (FDIC).

B.	The Bank shall provide to OTS: (i) written notice if the Bank requests a waiver from the FDIC, and (ii) a copy of the FDIC’s correspondence indicating its disposition of any request for such a waiver.

5.  Capital Distributions.

A.	The Bank shall not declare or pay a capital distribution, as defined in 12 CFR § 563.141, without the written prior approval of OTS.

B.
The Bank shall not declare or submit an application to make a capital distribution unless at the time of such declaration or application (i) the Bank has or exceeds a core capital ratio of 8.50 percent and a risk-based capital ratio of 11.00 percent, and (ii) the Bank can demonstrate that it will have or exceed these core capital and risk-based capital ratios after the payment of the capital distribution.

6.  Commercial Real Estate and Commercial Loan Risk Analysis.

A.
By January 31, 2009, the Board shall adopt a plan (CRE Stress Test Plan) for the commencement of the stress testing of its commercial real estate portfolio in accordance with the guidelines in OTS CEO Letter No. 252, entitled “Guidance on Commercial Real Estate (CRE) Concentration Risks”, and dated December 14, 2006 (CEO Letter No. 252).  The Plan shall, at a minimum, address the following:

(i)
Completion of portfolio level stress tests or sensitivity analyses to quantify the impact of changing economic conditions, including, but not limited to those affecting certain relevant industries or sectors on asset quality, earnings, and capital; and

(ii)
Revisions to the Bank’s commercial real estate loan policy and the internal asset review function, to the extent necessary, to reflect the results of the risk analysis and the guidelines set forth in CEO Letter No. 252.

B.	By January 31, 2009, the Board shall submit to OTS the CRE Stress Test Plan.

7.  Diversification of Loan Portfolio.

By January 31, 2009, the Board shall  adopt and submit to OTS for a written notice of non-objection a policy (Loan Concentration Policy) that establishes: (i) specific limits by loan type for each geographic market, with a  discussion of the pertinent external and internal factors and risks, and (ii) a review process for monitoring the conditions in the geographic markets to ensure the limits remain appropriate and the Bank’s loan policies continue to be appropriate for the current market conditions.  After receipt of OTS’s written notice of non-objection, the Bank shall implement the Loan Concentration Policy.

8.  High Loan-to-Value Loans.

A.
By December 31, 2008, the Board shall adopt and submit to OTS a certified resolution stating that: (i) management reviewed the loan portfolio and identified all high loan-to-value loans, as defined in Appendix to 12 CFR § 560.101, and presented the list of such loans to the Board for its review, and (ii) the Board will require management to submit an accurate list of high loan-to-value loans to the Board for review each quarter.

B.
By December 31, 2008, the Board shall adopt and submit to OTS a written plan for the establishment of a system of internal controls, including the designation of responsible personnel and the provision of quarterly reports to the Board, to ensure that the Bank complies with the Appendix to 12 CFR  § 560.101.

9.  Asset Classification.

A.	Effective immediately, the Bank shall establish reserves for losses on impaired loans either by establishing a specific valuation allowance or recording a charge-off in accordance with SFAS 114.

B.
By November 30, 2008, the Board shall adopt a system of internal controls to verify that management is timely recognizing losses on impaired loans in accordance with SFAS 114 and submit documentation of the implementation of such system to OTS.

C.
By October 31, 2008, the Board shall review the requirements and guidelines set forth in: (I) 12 CFR § 560.160, (ii) Section 260 (Classification of Assets) of the OTS Examination Handbook, (iii) Section II.G of Appendix A to 12 CFR Part 570, and (iv) OTS CEO Letter No. 250, dated December 13, 2006, and entitled “Interagency Policy Statement on the Allowance for Loan and Lease Losses and Questions and Answers on Accounting for Loan and Lease Losses” (CEO Letter No. 250).  By December 31, 2008, the Board, by a certified resolution, shall direct enhancements to the Bank’s asset classification process to ensure compliance with 12 CFR § 560.160, Section 260 (Classification of Assets) of the OTS Examination Handbook, Section II.G of Appendix A to 12 CFR Part 570, OTS CEO Letter No. 250, and generally accepted accounting principles, including but not limited to the requirements of SFAS Nos. 5 and 114, with respect to troubled debt restructuring.  Within five (5) business days of the adoption of the resolution, the Board shall submit a copy of the certified board resolution to OTS.

D.
By the forty-fifth (45th) calendar day after the end of each calendar quarter, beginning with the quarter ending March,  2009, the Board shall review  and submit to OTS a quarterly report (ALLL Report) analyzing the adequacy of the Bank’s ALLL  based on the factors noted in: (I) the Bank’s asset classification policy, (ii) 12 CFR § 560.160, (iii) Section 261 (Adequacy of Valuation Allowances) of the OTS Examination Handbook, (iv) Section II.G of Appendix A to 12 CFR Part 570, (v) OTS CEO Letter No. 250, and (vi)  generally accepted accounting principles. The ALLL Report shall set forth all assumptions used to determine the adequacy of the ALLL.  The Board’s review of the ALLL Report and approval of the adequacy of the Bank’s ALLL shall be fully documented in the Board meeting minutes.

10.  Internal Asset Review Program.

A.
By December 31, 2008, the Board shall adopt and submit to OTS for written notice of non-objection a revised written Internal Asset Review (IAR) Program that is consistent with: (i) CEO Letters No. 140, dated May 31, 2001 and entitled “Effective Internal Asset Review Systems”; (ii) CEO Letter No. 250; and (iii) CEO Letter No. 280, dated September 17, 2008, and entitled “Documentation and Underwriting Standards”.  The IAR Program shall: (i) assess the overall asset quality; (ii) determine problem assets; (iii) identify weaknesses in the Bank’s loan underwriting, documentation, and administration policies and procedures; (iv) violations of applicable regulations or the Bank’s policies; (v) assess the adherence to internal loan policies; (vi) provide information in determining the adequacy of the ALLL; (vii) identify relevant trends that affect the collectability of the portfolio; and (viii) review the lending personnel’s activities.

B.	The IAR Program shall be conducted by either a qualified independent third party consultant and/or an adequately staffed department of qualified and independent personnel.

C.
The IAR Program shall: (i) set forth the frequency, scope, and depth of the reviews; (ii) require a review by senior executive management and the Board of the IAR findings; and (iii) require the oversight of follow-up corrective actions by a committee composed of Outside Directors (as defined in Paragraph 19C hereof) or the Audit Committee.  Management shall not change or alter the findings of an IAR report.

11.  Underwriting and Documentation Plan.

A.
By December 31, 2008, the Board shall adopt and submit to OTS for notice of written non-objection a plan (Underwriting and Documentation  Plan) to address the credit underwriting and administration deficiencies noted in the exception sheets and the loan review findings provided to management during the June 2, 2008 examination, including, but not limited to, the following:

(i)	Documentation of disbursements and a review to determine whether the conditions for the disbursements have been satisfied;

(ii)	Preparation of progress inspection reports that fully document the percentage of completion of development or construction activities, and compliance with plans and specifications;

(iii)	Establishment of procedures to appropriately monitor third-party inspectors or review third-party inspection reports for accuracy;

(iv)
Establishment of procedures for the appropriate oversight of the construction budgeting process, including the implementation of procedures to ensure the prevention of the use of budgeted hard cost funds to enhance or replenish the soft costs budget;

(v)
Review of excessive front-end fees (soft costs) in construction loans paid to the borrower for job organization and setup, general and administrative expense, supervision, marketing, and undocumented contingencies to ensure that they were commensurate with the work performed;

(vi)	Prohibition of the payment of interest due to the Bank from loan proceeds, when an appraised loss exists;

(vii)	Establishment of procedures to appropriately analyze periodic financial and operating information;

(viii)	Establishment of procedures to maintain current financial data on borrowers and guarantors;

(ix)	Establishment of procedures to require current collateral property lease agreements;

(x)	Performance of global analyses and analyses of contingent liabilities for certain borrowers/guarantors;

(xi)
Establishment of procedures that require the reliance  upon appraisals based on gross sales valuations instead of discounted cash flow valuations for credit underwriting and for valuation of certain projects where development or construction has ceased;

(xii)	Establishment of procedures that require current and well-supported appraisals on applicable loans;

(xiii)	Establishment of procedures that require appraisals to document (a) conclusions regarding the reasonableness and (b) the existence of independent documented reviews in other cases;

(xiv)	Establishment of procedures requiring the performance of internal loan reviews;

(xv)	Establishment of procedures that require agreed-upon performance standards be satisfied as a condition to pre-approved loan extensions;

(xvi)	Establishment of procedures for the formal extension or modification ofmatured loans;

(xvii)	Establishment of procedures to ensure that loan terms on the loan information systems that are consistent with the terms set forth in the loan documents; and

(xviii)	Establishment of procedures that require that any volume driven compensation program for loan officers considers the asset quality of the loans in establishing the level of compensation thereunder.

B.
The Board shall require monthly reports from a designated senior executive officer regarding the implementation of the Underwriting and Documentation Plan until each deficiency is resolved or the relevant activity is terminated or ceased.  The Board’s review of these reports shall be fully documented in the Board meeting minutes.

12.  Loan Review.

A.
 Management t shall complete a comprehensive review of each nonhomogeneous loan or loan relationship exceeding $1,000,000.  The review of approximately 50% of such loans and loan relationships will be completed by January 31, 2009, with the review of the remainder being completed by March 31, 2009.  This evaluation, at a minimum, shall: (i) identify significant loan underwriting, documentation, or administration deficiencies, if any; (ii) set forth the most recent collateral or appraisal valuations; (iii) determine the appropriate asset classification category; (iv) effectively identify the  risks with respect to the asset;  (v) identify whether the loan is impaired and, if impaired, provide an estimate of the loan impairment; (vi) recommend any required SVAs, charge-offs, or ALLL allocation; and (vii) provide a resolution plan, if appropriate.

B.
By February 28, 2009, the Board shall review results of management’s loan portfolio review completed by January 31, 2009 pursuant to Paragraph 12A hereof, approve the resolution plans, and submit to OTS: (i) a certified board resolution stating the loan review has been completed in accordance with the requirements of this Paragraph, and (ii) a copy of a report containing a summary of the findings of the comprehensive review and the actions taken to address potential or actual losses, if any, on the loans. By April 30, 2009, the Board shall review results of management’s loan portfolio review completed by March 31, 2009 pursuant to Paragraph 12A hereof, approve the resolution plans, and submit to OTS: (i) a certified board resolution stating the loan review has been completed in accordance with the requirements of this Paragraph, and (ii) a copy of a report containing a summary of the findings of the comprehensive review and the actions taken to address potential or actual losses, if any, on the loans.

C.
By the sixtieth (60th) calendar day after the close of each calendar quarter, commencing with the December 31, 2008 quarter, the Board shall review and submit to OTS a status report from the Bank’s management on all nonhomogeneous special mention, classified assets, and nonperforming assets that are $500,000 or greater in amount.  The status reports, at a minimum, shall set forth: (i) the date(s) of next payment due and the last payment made; (ii) the amount of interest reserve remaining; (iii) the contractually required debt service; (iv) most recent appraised value of the collateral and  the date of this valuation; (v) the borrower’s  and/or guarantor’s current financial condition at least annually; (vi) the asset classification and any allocated allowances; (vii) the rationale for the classification; and (viii) information regarding the current status of the asset..

D.	The Board’s review of the quarterly problem asset report shall be fully documented in the Board meeting minutes.

E.
By the sixtieth (60th) calendar day after the close of each calendar quarter, commencing with the December 31, 2008 quarter, the Board shall review and submit to OTS a report from management on all delinquent loans categorized by the type of loan and the geographic market or state.  The report also shall delineate trends in delinquencies and set forth any  recommendations whether a  modification of the Bank’s Loan Concentration Policy adopted pursuant to Paragraph 7 hereof or the Bank’s loan policies is appropriate.

13.  Board Oversight of Management.

A.	By February 28, 2009, the Outside Directors (as defined in Paragraph 19C) shall prepare and submit to the Board a written report (Corporate Governance Report) that evaluates:

(i)
The performance of the Bank’s senior executive officers that includes an assessment of the responsibility and involvement of each senior executive officer for, in the opinion of OTS, the violations and unsafe and unsound practices set forth in the ROE;

(ii)
The ability of the management team to effectively address the concerns disclosed in the ROE and to operate the Bank in a safe and sound manner in compliance with all applicable laws and regulations; and

(iii)
The performance of the Board in overseeing the activities of senior executive officers and the Bank’s compliance with applicable laws and regulations and engagement in practices about which regulatory concerns were set forth in the ROE.

B.
Based on the findings of the review, the Corporate Governance Report shall set forth recommendations, if any, for improving the Board’s oversight and the Bank’s compliance with applicable laws and regulations, safe and sound practices, and its policies.

C.
After reviewing the findings of the Corporate Governance Report and by March 31, 2009, the Board shall submit to OTS, for review and written notice of  non-objection, an acceptable written plan designed: (i) to ensure management’s observance of sound lending and credit administration practices and adherence to regulatory requirements for lending, asset classification, maintenance of ALLL, and incentive compensation (Compliance Oversight Plan); and (ii) to strengthen and improve the Board’s oversight of the Bank’s operations, including, but not limited to, its oversight of the Bank’s lending activities and senior executive officers’ performance of their duties and responsibilities.

D.
In adopting the Compliance Oversight Plan, the Board shall consider: (i) whether the Board should receive training on corporate governance, oversight of lending and asset classification practices, and business planning; (ii) whether any changes in management personnel and management’s duties and responsibilities  are appropriate, subject to the requirements of Paragraph 15 hereof; (iii) whether the composition and the term of the charter of any Board Committee should be revised and whether additional Board Committees should be formed to enhance the Board’s oversight of the Bank’s operations; (iv) whether the Bank’s compensation policy, including incentive compensation, should be revised; and (v) whether the Bank’s  information systems should be enhanced to ensure that comprehensive and accurate information is available for the Board in its deliberations.  To be acceptable to OTS, the Compliance Oversight Plan must (i) set forth specific actions with corresponding due dates and (ii) assign an Outside Director (as defined in Paragraph 19C) to monitor compliance with each corrective action.

E.	The Board’s review of the Corporate Governance Report shall be fully documented in the Board meeting minutes. The Bank shall submit to OTS a copy of the Corporate Governance Report.

F.
To assist in the preparation of the Corporate Governance Report, the Outside Directors may consider the utilization of the services of a qualified third party consultant that is independent of management  (as defined in Paragraph 19B) and acceptable to OTS pursuant to Paragraph 18 hereof.

G.
Immediately following receipt of written notice of non-objection from OTS to the Compliance Oversight Plan (with such revisions as may be required by OTS), the Bank and its Board shall implement and adhere to the Compliance Oversight Plan.

H.
Effective immediately, the Board shall require Board minutes and Board Committee minutes are complete and accurate descriptions of all matters presented to, and discussed by the Board at all Board and Committee meetings, in accordance with 12 CFR § 563.170(c).  Each Board and Committee member shall ensure that the minutes clearly and accurately reflect his or her actions, discussions, dissensions, abstentions, absences, presence, and votes before approving the minutes.  The Board and Board Committee members shall review and approve or modify the minutes of each meeting at the next regular Board or Board Committee meeting and submit a copy of such minutes to OTS within ten (10) business days after such meeting.

14.	Employment Contracts and Compensation Arrangements.

A.
Effective immediately, the Bank shall not enter into, renew, extend, or revise any contractual arrangement relating to compensation or benefits for any senior executive officer or director of the institution, unless it first provides OTS with not less than thirty (30) days prior written notice of the proposed transaction.

B. .
Notwithstanding the foregoing, the Bank may amend: (i) any compensation or benefit arrangement which is subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, by December 31, 2008, provided such amendment is solely to achieve compliance with Section 409A or this Agreement and will not result in an increase in the benefits due the individual(s) subject to such compensation arrangement or (ii) any tax-qualified benefit plan in order to comply with changes in applicable law or regulations, in each case without the prior non-objection of  OTS.  A copy of any such amendment adopted by the Bank will be provided to the OTS with fifteen (15) days of the adoption of such amendment.

C.
Effective immediately, the Bank’s notice to OTS shall include a copy of the proposed employment contract or compensation arrangement, or a detailed, written description of the compensation arrangement to be offered to such officer or director, including all benefits and perquisites.  The Board shall ensure that any contract, agreement, or arrangement submitted to OTS fully complies with the requirements, to the extent applicable, of: (i) 12 CFR Part 359, (ii) 12 CFR § 563.39, (iii) 12 CFR § 563.161(b), (iv) the guidelines set forth in Sections II.I and III of Appendix A to 12 CFR Part 570, and (v) Section 310 of the OTS Examination Handbook.

D.
By February 28, 2009, the Board shall review the bonuses that they authorized for executive officers in 2007 and provide to OTS a detailed written analysis regarding the appropriateness of the bonuses in light of the Bank’s significant asset quality problems and poor financial performance.  The written report shall address: (i) the specific factors considered by the Board, and (ii) whether the Board considered the financial condition of the Bank; the combined value of all cash and noncash benefits provided to the officer, and the involvement, if any, of the officer with respect to any of the matters about which concerns were raised in the ROE.

E.
Effective immediately, the Board shall not increase the directors’ compensation for attendance at Board and Committee meetings during the term of this Agreement.  The Board shall review and determine the appropriateness of management’s receipt of fees to attend Board and Committee meetings, and at no time shall such fees exceed what was set forth in the ROE.  By January 31, 2009, the Board shall submit to OTS the results of its review.

F.
Effective immediately, the Board shall limit the directors’ remuneration to  (i) no more than   $56,250 annually (excluding therefrom the value (a) of the payment of life, health and dental premiums (or the equivalent cash value thereof) as provided in subclause (ii) hereof and (b) resulting from the vesting or exercise of stock option and restricted stock awards granted prior to October 1, 2008) and  (ii) the continued payment (with respect to non-employee directors) of life, health and dental premiums (or the equivalent cash value thereof with respect to those non-employee directors covered by other employer plans) in accordance with existing policy and practice; provided, however, no individual director’s remuneration will exceed the amount of remuneration received thereby for the year ended December 31, 2007, except for the most recently appointed director whose remuneration will not exceed $56,250.

15.  Changes in Management and Directorate.

A.
Effective immediately, the Bank shall comply with the prior notification requirements for changes in its directors and senior executive officers, including changes in responsibilities of senior executive officers, as set forth in 12 CFR Part 563, Subpart H.

B.
By February 28, 2009, the Board shall review the current board composition in light of the findings of the ROE and the Bank’s current financial condition and shall adopt and submit to OTS either (i) a written plan to expand the current board membership to add directors with community banking, financial management, or accounting experience and who are independent of management (as defined in Paragraph 19B hereof), or (ii) a justification as to why the Board should not be expanded.  The appointment of new directors shall be subject to the requirements of Paragraph 15A hereof. The Outside Directors (as defined in Paragraph 19C hereof) shall be responsible for identifying and nominating candidates who have community banking, financial management, or accounting experience.

16.  Transactions with Affiliates.

Effective immediately, the Bank shall not engage in any transactions or enter into any contracts or agreements with affiliates or insiders, except in compliance with 12 CFR §§ 563.41, 563.43, 563.200, and 563.201.  The Board shall ensure the Bank complies with this restriction and the Bank’s senior executive officers shall provide such documentation and information as the Board requests.

17.  Severance and Indemnification Payments.

Effective immediately, the Bank shall not make any golden parachute payment or prohibited indemnification payment unless, with respect to each such payment, the Bank has complied with the requirements of 12 CFR Part 359 and, as to indemnification payments, also with 12 CFR § 545.121.

18.  Third Party Contracts.

Effective immediately, the Bank shall not enter into any third party contract outside the normal course of business, as defined in OTS Thrift Bulletin 82a, unless, with respect to each such contract, the Bank has (i) provided OTS with a minimum of thirty (30) days prior written notice of such contract, and (ii) received written notice of non-objection from OTS.

MISCELLANEOUS

19.   Definitions.

For purposes of this Agreement, the terms referenced below have the meanings as set out below:

A.
The term “acceptable” means the Regional Director, the Regional Deputy Director, or assigned Assistant Director, has stated in writing that it is acceptable or has provided a written notice of non-objection to it.

B.
The term “independent of management” means that the person: (i) is not, and within the preceding three (3) years has not served as, a consultant, advisor, or legal counsel to the Bank, its affiliates or subsidiaries, excepted as approved by OTS; (ii) is not, either by blood or marriage, related to any existing or former Bank officer or their attorneys or consultants; (iii) does not have a business or professional relationship with any existing or former Bank officers or their attorneys or consultants, except as approved by OTS; and (iv) to the extent not inconsistent with the foregoing, meets the criteria set forth at 12 CFR Part 363 and Appendix A thereof.

C.
The term “Outside Director” means that the director (i) is not, and within the preceding     three years has not been, an officer or employee of the Bank or any subsidiary or affiliate or the Bank; or (ii) is not related by blood or marriage to any officer or employee of the Bank or any subsidiary thereof.

D.
The term “Regional Director” means the OTS “Regional Director for the Midwest Region, and includes any OTS official designated by him to act on his behalf with respect to matters relating to this Agreement.

E.	The term “senior executive officer” shall have the meaning set forth in 12 CFR § 563.555.

  20.  Compliance with Agreement.

A.
All policies, procedures, corrective actions, plans, programs, systems of internal controls, and reviews required by this Agreement (collectively referred to as Plans and Policies) shall conform to all applicable statutes, regulations, and written OTS policy and guidance that has been published by OTS or distributed by OTS to OTS-related institutions.  The Board shall revise such Plans and Policies as required by OTS.  The Bank shall comply with all Plans and Policies required by this Agreement, including any revisions or amendments required by OTS or which OTS provided written notice of non-objection.  The Bank’s failure to comply with a Plan or Policy required by this Agreement is considered a violation of this Agreement.

B.	The Board and management of the Bank shall take immediate action to cause the Bank to comply with the provisions of this Agreement.

C.
This Agreement requires the Bank to receive approval, a notice of non-objection, or a notice of acceptability from OTS for certain Board actions.  The Board affirms that such regulatory oversight does not derogate or supplant each individual member’s continuing fiduciary duty.  The Board shall have the ultimate responsibility for overseeing the safe and sound operation of the Bank.

D.
By the sixtieth (60th) calendar day after the end of each calendar quarter, beginning with the quarter ending December 31, 2008, the Board shall adopt and submit to OTS a certified copy of a board resolution formally resolving that, following a careful review of relevant information (including a report from Bank’s management regarding the Bank’s compliance with each provision of this Agreement), to the best of its knowledge and belief, during the immediately preceding calendar quarter, the Bank complied with each provision of this Agreement currently in effect, except as otherwise stated.  The Compliance Resolution shall: (i) specify in detail how, if at all, full compliance was found not to exist; and (ii) identify all notices of exemption or non-objection issued by OTS that were outstanding as of the date of its adoption.  In the event that one or more directors do not agree with the representations set forth in a Compliance Resolution, such disagreement shall be noted in the Board meeting minutes.

E.
With respect to any plan, policy, or procedure that is timely filed and prepared by the Bank, but nevertheless requires modification to address OTS’s comments occurring after the due date, no violation will be found to exist for so long as the Bank (i) incorporates such modifications and (ii) implements the modified plan, policy, or procedures.

21.     Submissions and Notices.

A.	All submissions, including progress reports, to OTS that are required by or contemplated by this Agreement shall be submitted within the specified timeframes;

B.
Except as otherwise provided herein, all submissions, requests, communications, consents or other documents relating to this Agreement shall be in writing and sent by first class U.S mail (or by reputable overnight carrier, electronic facsimile transmission or hand delivery by messenger) addressed as follows:

(i)    To OTS:
Regional Director
                                Attn:  Tony Jardieu, Assistant Director
Office of Thrift Supervision
225 E. John Carpenter Freeway, Suite 500
Irving, TX 75062
Phone:  (972) 277- 9547
Fax:      (972) 277- 9596

(ii)   To Bank:
Gilbert G. Lundstrom
Chairman of the Board
TierOne Bank
P.O. Box 83009
Lincoln, NE 83009
Fax: (402) 435-0427

22.   Successor Statutes, Regulations, Guidance, Amendments.

Reference in this Agreement to provisions of federal and state statutes, regulations, and published OTS guidance shall be deemed to include references to all amendments to such provisions that have been made as of the Effective Date and references to successor provisions as they become applicable.

23.   Time Calculations.

A.	Calculation of time limitations for compliance with the terms of this Agreement run from the Effective Date and shall be calendar based, unless otherwise noted; and

B.
The Regional Director, Regional Deputy Director, or assigned Assistant Director may extend any of the deadlines set forth in the provisions of this Agreement upon written request by the Bank that includes reasons in support for any such extension.  Any OTS extension shall be made in writing.

24.   OTS Review of Actions Required.

The Regional Director, Regional Deputy Director, or assigned Assistant Director may request additional information and provide a written notice of non-objection or objection to any submission required by this Agreement.

25.  Rules of Interpretation.

A.	Nothing in this Agreement shall be construed as allowing the Bank to violate any law, rule, regulation, or policy statement to which it is subject.

B.	The paragraph headings herein are for convenience only and shall not affect the construction hereof.

C.
In case any provision in this Agreement is ruled to be invalid, illegal, or unenforceable by the decision of any court of competent jurisdiction, the validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, unless OTS determines otherwise in the exercise of its discretion.

26.   Integration Clause.

This Agreement represents, as of the Effective Date, the final written agreement of the parties  with respect to the subject matter hereof and constitutes the sole agreement of the parties, as of the Effective Date.

27.   Successors in Interest/Benefit.

The terms and provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their successors in interest.  Nothing in this Agreement, expressed or implied, shall give to any person or entity, other than the parties hereto, the Federal Deposit Insurance Corporation, and their successors hereunder, any benefit or any legal or equitable right, remedy, or claim under this Agreement.

28.   Enforceability of Agreement; Director Attestation.

The Bank represents and warrants that this Agreement has been duly authorized, executed, and delivered, and constitutes, in accordance with its terms, a valid and binding agreement of the Bank.  Each director signing this Agreement attests, by such act, that she or he, as the case may be, voted in favor of the Board resolution (a copy of which shall be submitted to OTS) authorizing the execution of this Agreement by the Bank.

29.   Effective Date; Duration; Termination or Suspension of Agreement.

This Agreement shall be effective and enforceable as of the Effective Date, which appears on the first page of this Agreement.  This Agreement shall remain in effect until terminated, modified, or suspended in writing by OTS, acting by and through its Regional Director or other authorized representatives.  OTS may suspend any or all provisions of this Agreement by providing written notice of such action to the Bank.

30.   No Bar or Estoppel.

The provisions of this Agreement shall not bar, estop, or otherwise prevent OTS from taking any other action (including, without limitation, any type of supervisory, enforcement, or resolution action) affecting the Bank or any of its current or former institution-affiliated parties that is appropriate in fulfilling the responsibilities placed upon it by law.

31.   Statutory Basis for Agreement.

This Agreement is a “written agreement” for purposes of Section 8 of the Federal Deposit Insurance Act, 12 USC § 1818.

32.   Counterparts.

This Agreement may be executed in separate counterparts, each of which shall be an original and all of which, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, OTS, acting by and through the Regional Director, and the Bank hereby executes this Agreement as of the Effective Date of this Agreement.

OFFICE OF THRIFT SUPERVISION

By: _/s/ C. K. Lee
        C. K. Lee
Regional Director, Midwest Region

Date:                 The Effective Date shown on page 1

TIERONE BANK, LINCOLN, NEBRASKA

/s/ Gilbert G. Lundstrom                                                                                 /s/ James A. Laphen_________________
Gilbert G. Lundstrom                                                                                      James A. Laphen, President & Director
Chairman & CEO

/s/ Campbell R. McConnell_______                                                           /s/ Joyce Person Pocras
Campbell R. McConnell, Director                                                                Joyce Person Pocras, Director

/s/ Samuel P. Baird                                                                                         /s/ Charles W. Hoskins
Samuel P. Baird, Director                                                                              Charles W. Hoskins, Director